CleanSpark Creates Joint Venture Relationship with International Partners to Import PPE for Hospitals Fighting the COVID-19 Epidemic

SALT LAKE CITY, April 9, 2020 - CleanSpark, Inc. (Nasdaq: CLSK), a diversified software and intelligent energy services company today announced that it has created a joint-venture relationship (JV) with members of its multinational supply and distribution channel partners. The JV has secured significant quantities of N-95 masks, KN-95 masks, gowns, gloves and other Personal Protective Equipment (PPE) to be supplied to hospitals and frontline medical personnel who are in dire need while fighting the COVID-19 outbreak.

“CleanSpark is pleased to have the opportunity to leverage our existing relationships and commit our resources to provide relief within the constrained supply chain for certain medical equipment. Our capital participation will allow the JV to increase the quantities of PPE’s our partners can procure for shipment to the US. CleanSpark anticipates a reasonable return on investment for our participation to the benefit of the shareholders, as well as the end users of the equipment by ensuring that the PPE is supplied at fair prices to those most in need. The JV partners have long-standing import relationships and as such, have secured competitive pricing on the otherwise unavailable Personal Protective Equipment.” said CEO of CleanSpark, Zach Bradford.

Parties interested in using CleanSpark’s platform are encouraged to inquire by contacting the Company directly at info@cleanspark.com or visiting the Company’s website at www.Cleanspark.com

About CleanSpark:

CleanSpark a software and services company which offers software and intelligent controls for microgrid and distributed energy resource management systems and innovative strategy and design services.  The Company provides advanced energy software and control technology that allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military, agricultural and municipal deployment. Our product and services consist of intelligent energy controls, microgrid modeling software, and innovation consulting services in design, technology, and business process methodologies to help transform and grow businesses.

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the fitness of the product for a particular application or market, the expectations of future growth may not be realized, timing of deliveries, demand for our software products; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact - Investor Relations:

CleanSpark Inc.

Investor Relations

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